EXHIBIT 10.1

LICENSE AGREEMENT

This AGREEMENT is dated as of September 30, 2013 by and between Jiu Feng Investment Hong Kong Ltd., a Nevada corporation (hereinafter referred to as the "Licensee"), with a place of business at 2293 Hong Qiao Rd, Shanghai China, 200336; and BioMark Technologies (Asia) Limited, a limited liability company incorporated in Hong Kong under the Companies Ordinance (the "Licensor") (Licensor and Licensee each a “Party” and collectively the “Parties”).

A. Licensor is the controlling shareholder of BioMark China International Ltd., a manufacturer, marketer and innovator in the field of Bone-induction artificial bone and Vacuum Sealing Drainage (the “Products”);

B. Licensor desires to grant to Licensee the sole and exclusive worldwide rights to the marketing, distribution and sale of the Products, for a period of five (5) years, pursuant to the terms and conditions, and subject to the rights and obligations set for the in this Agreement.

IN CONSIDERATION of the foregoing premises and of the mutual covenants herein contained, the parties agree as follows:

1. Definitions.

Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this paragraph, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

"Affiliates" shall mean all persons or business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter own, or are owned or controlled, directly or indirectly by Licensee.

"Collateral Statement" shall mean a statement furnished by a Sublicensee or Affiliate stating each type of Licensed Product, the aggregate amount of the Affiliate's or Sublicensee's (as the case may be) gross sales and net sales of the same, and the aggregate amount of returns of and allowances for such products, for a given Semi-Annual Accounting Period.

"Current Names" "Jiu Feng,” “Jiu Feng Investment,” “Jiu Feng Investment Hong Kong Ltd,” “Biomark,” ,“Biomark China”and “Biomark Asia” and all combinations and forms of such names.

“Effective Date” shall mean the latest date at which all Parties have executed this Agreement.

"Fee(s)" shall be the fees payable for Licensed Products sold by Licensee (including their sub-licensees and affiliates, if any), and shall be equal to thirty percent (30%) of the manufacturer’s List Price for such Licensed products.

"Fee Statement" shall mean a statement furnished by the Licensee stating each type of Licensed Product, the aggregate amount of the Licensee’s gross sales and net sales of the same, and the aggregate amount of returns of and allowances for such products, for a given Semi-Annual Accounting Period.

"License" shall have the meaning assigned to that term in paragraph 2.2 of this Agreement.

"Licensed Products" shall have the meaning assigned to that term in Exhibit A to this Agreement.

"Licensee" shall have the meaning assigned to that term in the preamble to this Agreement.

"Affiliates" shall mean all persons or business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter own, or are owned or controlled, directly or indirectly by Licensee.

"Collateral Statement" shall mean a statement furnished by a Sublicensee or Affiliate stating each type of Licensed Product, the aggregate amount of the Affiliate's or Sublicensee's (as the case may be) gross sales and net sales of the same, and the aggregate amount of returns of and allowances for such products, for a given Semi-Annual Accounting Period.

"Current Names" "Jiu Feng,” “Jiu Feng Investment,” “Jiu Feng Investment Hong Kong Ltd,” “Biomark,” ,“Biomark China”and “Biomark Asia” and all combinations and forms of such names.

“Effective Date” shall mean the latest date at which all Parties have executed this Agreement.

"Fee(s)" shall be the fees payable for Licensed Products sold by Licensee (including their sub-licensees and affiliates, if any), and shall be equal to thirty percent (30%) of the manufacturer’s List Price for such Licensed products.

"Fee Statement" shall mean a statement furnished by the Licensee stating each type of Licensed Product, the aggregate amount of the Licensee’s gross sales and net sales of the same, and the aggregate amount of returns of and allowances for such products, for a given Semi-Annual Accounting Period.

"License" shall have the meaning assigned to that term in paragraph 2.2 of this Agreement.

"Licensed Products" shall have the meaning assigned to that term in Exhibit A to this Agreement.

"Licensee" shall have the meaning assigned to that term in the preamble to this Agreement.

2. License.

2.1 With regard to the subject matter of this Agreement: this Agreement supersedes any former agreements and understandings between the Parties; and the rights, duties and obligations of the Parties from this date forth shall be governed by this Agreement.

2.2 The Licensor grants to the Licensee the exclusive right, license and privilege to (a) market, sell, and distribute the Licensed Products in the Territory; (b) right, license, and privilege to use the Names in any form or forms and any and all crests, symbols, logos and identifying marks associated with the Names, and all other names and marks which the Licensor, or any business entity which is now or hereafter owned or controlled, directly or indirectly, by Licensor may hereafter develop or own (except such other Names and marks as are not used in connection with any Licensed Products), as trade names and/or trademarks and/or product names, whether or not registered or registrable with any government authority, in connection with the manufacture, sale, marketing, use, and other commercial exploitation of the Licensed Products in the Territory; and (c) the right and license to conduct research and development of Licensor’s cancer detection scanning technology at the sole expense of Licensee (Section 2.2 (a), (b), and (c) collectively the License”). The License shall be exclusive even as to the Licensor. Except as otherwise specifically provided herein, it is understood and agreed that the License applies solely to the manufacture, marketing, sale and distribution of the Licensed Products, and use of the Names in connection with Licensed Products, and that no marketing, sale or distribution of the Licensed Products outside the Territory, and no use of the Names on any other products or outside of the Territory is authorized or permitted.

2.3 In the event that the research and development of Licensor’s cancer detection scanning technology provides marketable technology, Licensee shall have the right of first refusal to a license to market, sell and distribute such cancer detection scanning technology under terms consistent with those set forth in this Agreement with respect to the Licensed Products.

2.4 Licensee shall have the right to assign or transfer the License only as provided in paragraph 11.2 hereof and to grant sublicenses only as provided in paragraph 11.3 hereof.

3. Term. This Agreement, and the license granted hereunder, shall be effective as of the Effective Date, and continue in full force and effect during the Term, unless otherwise terminated pursuant to Article 10.1 (a) or (b) of this Agreement.

4. Consideration.

4.1 For all product distributed by Licensee, Licensee shall pay to the Licensor a Fee equal to thirty percent (30%) of the List Price for such product. The List Price of each Licensed Product shall be set by the Licensor, and subject to change upon thirty (30) days notice to Licensee.

(i) Increases in Fees shall not be effective on any items for which Licensee has paid the Fee before receiving notice of a Fee increase; and

(ii) The Fee on any product may only be increased one time in any 6 month period; and

(iii) Fee increases in excess of 7.5% in any 6 month period (the “Excess Fee”) shall only be effective if approved by Licensee. Licensee shall have 10 days from the date of Fee increase notification to object to any Excess Fee. In the event that Licensee does not object to the Excess Fee within 10 days of the Fee increase notification, Licensee shall be subject to the Excess Fee.

4.2 The Fee shall be paid as follows: With respect to each Semi-Annual

Accounting Period, the entire Fee for such Semi-Annual Accounting Period shall be paid on or before the fifteenth day of the month following the end of such Semi-Annual Accounting Period.

4.3 Stock Issuance. As soon as practicable after the Record Date:

(i) Licensee shall deliver to the Licensor a number of shares of Licensee’s common stock, par value $0.01 per share, that shall, immediately after issuance, be equal to 9.90% of Licensee’s then outstanding shares of common stock. No fractional shares shall be issued, and any resulting fractional shares of Licensee’s common stock shall be cancelled.

(ii) The Record Date may be postponed, to the minimum amount necessary, to comply with the requirements of Rule 10b-17 of the Securities Exchange Act of 1934.

(iii) The parties understand and agree that shares of Licensee’s common stock transferred pursuant to Section 4.3(i) of this Agreement (the ‘Shares”) have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and are being transferred to the Licensor in reliance upon specific exemptions from the registration requirements of federal and state securities laws. Licensor covenants and agrees that it shall not transfer any of the Shares in a transaction that is not registered under the Securities Act, unless an exemption from registration and qualification requirements is available under the Securities Act and applicable state securities laws and the Licensee has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required. Licensor understands that certificates representing the Shares will be endorsed with a legend, together with any other legends reasonably required by counsel for the Company, stating the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT.  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.  HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

5. Foreign Currency.

5.1 Licensee shall pay (or cause to be paid) all Fees due pursuant to Article 4 of this agreement in United States currency in accordance with Licensor's instructions. If payment of a Fee is made to Licensor in currency other than the United States currency, the conversion of foreign currency to United States currency shall be at the prevailing exchange rate at the close of business on the last day of each Semi-Annual Accounting Period for which such Fee payment is made. It is the intention of the Parties that the calculation of Fees due to Licensor shall be based upon a conversion to United States currency from the local currency in which the sales of Licensed Products are made without regard to any intermediary currency transactions. It is also the intention of the Parties to eliminate any speculative activity of either Party which may be undertaken to the detriment of the other with respect to the exchange rates.

6. Records and Reports.

6.1 With each payment of a Fee made pursuant to article 4 hereof, Licensee shall furnish to Licensor a Fee Statement which shall show for the relevant period, for each kind of Licensed Product: (i) the aggregate amount of Licensee's gross sales and Licensee's net sales of the same and the aggregate amount of Licensee's returns of and allowances for such products and the sales by units for each Licensed Product, and (ii) the aggregate amount of each Affiliate's and Sublicensee's net sales as reflected in Collateral Statements received by Licensee during the relevant period. A true and complete copy of each Collateral Statement referred to in a Fee Statement shall be furnished to Licensor together with the Fee Statement. Licensor shall have a period of one (1) year after receipt of each Fee Statement to object thereto by delivering to Licensee a written statement ("Notice of Disagreement") setting forth in detail the item or items objected to and the Licensor's reasons therefore. If Licensor does not timely object to items set forth in a Fee Statement by delivering a Notice of Disagreement within the time allowed, such items contained in the Fee Statement as to which timely objection was not made shall be deemed to be conclusive and binding upon Licensor and Licensee.

Licensee shall require that its Affiliates and Sublicensees furnish to Licensee a Collateral Statement on or before the end of the fifteenth day of the second month next following the end of each Semi-Annual Accounting Period which shall show for the Semi-Annual Accounting Period then last ended prior to the date of such statement, each type of Licensed Product, the aggregate amount of the Affiliate's or Sublicensee's (as the case may be) gross sales and net sales of the same and the aggregate amount of returns of and allowances for such products. In addition to the above information, each Fee Statement and Collateral Statement shall set forth (i) with respect to each account receivable of the Licensee, Affiliate or Sublicensee, as the case may be, constituting a bad debt (as hereinabove defined) the following information: the name and address of the account receivable debtor, the amount of the account receivable of such debtor constituting a bad debt and the date of the invoice or bill which remains unpaid in whole or in part (thereby creating the bad debt) and (ii) with respect to each bad debt from a prior accounting period which was collected during the accounting period covered by a Fee Statement or Collateral Statement the following information: the name and address of the account receivable debtor, the amount of the bad debt from a prior accounting period which was collected during the accounting period covered by the Fee Statement or Collateral Statement and the date of the earlier Fee Statement or Collateral Statement on which the bad debt had been charged against Licensee's, the Affiliate's or the Sublicensee's net sales.

6.2 During the term of this Agreement Licensee shall keep at its office complete and accurate books and records pertaining to Licensee's obligations hereunder. Such books and records shall show, by kind, quantity and name of customer, (i) the volume in local currency of all sales of Licensed Products made by Licensee and its Affiliates, (ii) the accounts receivable and bad debts of Licensee and its Affiliates and (iv) the names and addresses of all Sublicensees. Licensee shall require that its Sublicensees maintain similar books and records.

Licensor shall have and is hereby granted the right, to be exercised no more frequently than once in any Semi-Annual Accounting Period, to have Licensee's said books and records examined by a certified public accountant or other representative selected by Licensor for the purpose of verifying the Fee Statements. Licensee shall permit access to its books and records for the purpose of such examination during the normal hours of business upon receipt of notice from Licensor not less than five (5) business days in advance of the requested date of examination. Such examination requested by Licensor shall be made at Licensor's sole cost and expense, except that if upon any such examination Licensor shall determine and demonstrate that the amount of Licensee's net sales as set forth in a Fee Statement has been understated by more than three (3%) percent then, and in such event, Licensee shall reimburse Licensor for the fair and reasonable cost to Licensor of its examination of Licensee's books and records for the period covered by such understated Fee Statement. Licensee shall procure for Licensor a similar right, to be exercisable no less frequently than once in any Semi-Annual Accounting Period, to have the books of each Affiliate and Sublicensee examined for the purpose of verifying Collateral Statements. Each Affiliate and Sublicensee shall further agree that any such examination requested by Licensor shall be made at Licensor's sole cost and expense, except that if upon any such examination Licensor shall determine and demonstrate that the amount of the Affiliate's or Sublicensee's (as the case may be) net sales as set forth in a Collateral Statement has been understated by more than three (3%) percent then, and in such event, the Affiliate or Sublicensee shall reimburse Licensor for the fair and reasonable cost to Licensor of its examination of the Affiliate's or Sublicensee's books and records for the period covered by such understated Collateral Statement.

7. Representations and Warranties.

7.1 Licensor hereby makes the following representations and warranties to Licensee:

(a) Licensor has the full right, power and authority to execute and deliver, and perform the terms of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any agreement to which Licensor is a party or by which it may be bound; and

(c) Without limiting the generality of the preceding subparagraph, Licensor has the full right to grant the License. Licensor is not a party to or bound by any agreement in conflict herewith or with any provision hereof. Licensor has not granted to any other person, firm, corporation or business any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in correction with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee hereunder.

7.2 Licensee hereby makes the following representations and warranties to Licensor:

(a) Licensee has the full power and authority to enter into this Agreement and to perform its obligations hereunder and the consummation of the transactions contemplated hereunder will not violate any agreement to which Licensee is a party or by which it may be bound; and

(b) This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

8. Additional Covenants.

8.1 Licensor covenants and agrees as follows:

(a) Licensor will not, and will not permit any business entity owned or controlled by it to, grant any person, firm, corporation or business (other than Licensee) any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee hereunder;

(b) During the term of this Agreement Licensee shall have and is hereby granted the right, without cost or expense to Licensor, to file or cause its Sublicensees to file for registration of the Names as applied to the Licensed Products in all parts of the Territory where it proposes, directly or through its Sublicensees, to market and sell Licensed Products (it being understood that such registrations shall be obtained in the name of Licensor and, accordingly, Licensor shall have the right, title and interest in any trade names or trademarks so registered subject to the exclusive License of Licensee granted hereby). Licensee shall have the right, to the extent permitted by law, to make application to register Licensee and/or its Sublicensees as permitted users or registered users of such trade names or trademarks in all parts of the Territory and Licensor hereby appoints Licensee as its attorney-in-fact to apply for and register, in the name of Licensor, in any part of the Territory all trade names and trademarks which make use of the Names or are associated therewith as applied to Licensed Products. Licensor shall have the right to approve the form of registered user agreement, which approval will not be unreasonably withheld or delayed by Licensor. Licensee shall provide Licensor with copies of all applications filed and registrations obtained and shall include Licensor on its or its trademark counsel's trademark watch and distribution list so as to keep Licensor apprised of any applications, registrations, oppositions and proceedings relating to the trade names and trademarks which make use of the Names or are associated therewith. Licensor will cooperate with Licensee in all manners and respects, but at Licensee's expense, to enable Licensee to obtain the aforesaid registrations, and Licensor will execute any further agreements, documents and instruments as my be necessary to effect the same. Nothing herein shall (x) preclude Licensee from using a Name for a Licensed Product in any part of the Territory for the purposes set forth in this Agreement without registration of the same, (y) preclude Licensor from filing, at Licensor's own cost and expense, for registration any of the Names in any part of the world, or (z) preclude Licensor from using any Name in any part of the world for any products which are not Licensed Products.

(c) Licensor will not during the term of this Agreement, or at any time thereafter, disclose to any person, firm, corporation or business any confidential information (including, without limitation, customer lists) concerning the conduct of the business and affairs of Licensee or any Affiliate of Licensee which Licensor may have acquired during the course of this Agreement except as may be required pursuant to law;

(d) Licensor shall protect, indemnify and save harmless Licensee and each of Licensee's officers, directors, employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of Licensor contained in this Agreement. Licensee shall have the right in its discretion, and with counsel of its own choosing, to take any action, legal or otherwise, in its own name and/or in the name of Licensor, at Licensee's discretion, to protect any trade name or trademark covered by the License from infringement, counterfeiting or passing off. Prior to taking any such action, Licensee shall advise Licensor of its intention to commence the proposed action and thereafter, at Licensor's request, shall promptly furnish Licensor with copies of relevant documents and keep Licensor advised of developments relating to the action. Licensor shall cooperate with Licensee and, if requested, shall join as a plaintiff in any such action with counsel designated by Licensee. Any legal expenses incurred in the prosecution of such action shall be borne by, and any money recoveries received as a result of such action shall belong to, Licensee; provided, however, that the net amount of any such recovery upon a final, non-appealable judgment, after deducting the aggregate amount of all and every cost and expense of such an action (including attorneys' fees, court costs, printing fees, witness fees, etc.), shall be included in Licensee's net sales for the purpose of calculating the Fee;

(e) Licensor acknowledges that the Current Names have established prestige and good will and that it is of major importance to Licensee that the high standards and reputation of the Current Names be maintained. Licensor will not take any action, which action would be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Licensee shall not be entitled to damages by reason of Licensor's breach or default of its obligations under this paragraph 8.1(e) and Licensee's sole ready shall be to terminate this Agreement pursuant to paragraph 10.1(b) hereof;

(f) If Licensor hereafter registers any new Name in any part of the world, Licensor will promptly thereafter advise Licensee; and

(g) At the request of Licensee, Licensor will from time to time, at no cost or expense to Licensee, deliver promptly to Licensee (i) instruments executed by Licensor granting to Licensee the exclusive license in and to each trade name or trademark (for the classes of use contemplated by this Agreement, and for the Licensed Products) used by Licensee hereunder for a Licensed Product and/or instruments evidencing such grant, which instruments shall be in form and substance satisfactory to Licensee's trademark counsel in such counsel's reasonable judgment, (ii) "short form" agreements of this Agreement (for recordings and other reasonable purposes) provided that the same shall be in all respects consistent with the rights and obligations hereunder of, respectively, Licensor and Licensee, and (iii) such other and additional documents and instruments as may reasonably be requested by Licensee in furtherance of and to implement the purposes and provisions of this Agreement and the transactions provided for herein.

8.2 Licensee covenants and agrees as follows:

(a) Licensee will diligently promote the sale of the Licensed Products and will use its best efforts in this regard;

(b) It is understood that, to the fullest extent permitted by applicable law, Licensor assumes no liability to Licensee or third parties with respect to the performance characteristics of the Licensed Products, and Licensee will protect, defend, indemnify and save harmless Licensor, its employees and agents, against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, for product liability claims of third persons arising out of the use of such products by such third persons. Licensee will carry product liability insurance policies in such amount as Licensee, in its sole judgment and discretion deems adequate and will cause Licensor to be included as additional named insureds under such policies and will provide Licensor with copies of insurance certificates evidencing same;

(c) Licensee will not during the term of this Agreement, or at any time thereafter, disclose to any person, firm, corporation, or business any confidential information concerning the conduct of the business and affairs of Licensor which Licensee my have acquired during the course of this Agreement except as may be required pursuant to law.

(d) Licensee acknowledges that the Current Names have established prestige and good will and that it is of major importance to Licensor that in the advertising, distribution, promotion and sale of Licensed Products, the high standards and reputation of the Current Names be maintained. Licensee will not take any action which would be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Without limiting the generality of the foregoing, Licensee shall maintain the high prestige and good will of the Current Names in all advertising, distribution, promotion and sale of the Licensed Products. Licensor's remedies for breach or default by Licensee under this paragraph 8.2(d) shall be limited to termination of this Agreement pursuant to paragraph 10.1(a) hereof and/or injunctive relief.

(e) Licensee acknowledges that, except as set forth in paragraph 7.1 hereof, Licensor has not represented to Licensee that Licensor has any trademarks, trade names or other rights or interests in or to the Names or that persons other than Licensor have any such trademarks, trade names or other rights or interest. If Licensee uses any Name as a trademark, trade name or product name for a Licensed Product without registration of the same (except as may be necessary to establish its use in commerce) Licensee will protect, defend, and save harmless Licensor from and against any claim of third persons for infringement arising out of the use of such unregistered Name provided that (x) in connection therewith Licensor shall not have misrepresented to Licensee their rights or interests in or to such Name whether in this Agreement or in any other instrument, and (y) such claim shall not arise by reason of any action taken or not taken by Licensor in breach of any obligation they may have to Licensee whether arising under this Agreement or under any other instrument; and

(f) Licensee shall protect, indemnify and save harmless Licensor, and and each of their employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of Licensee contained in this Agreement.

9. Relationship of Parties.

This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act an the part of the other except as expressly set forth herein.

10. Termination.

10.1 This Agreement and License shall continue in full force and effect until terminated in one of the following ways:

(a) By Licensor, in the event that (i) any fee is not paid by Licensee when due and such failure to pay is not cured within ten (10) days following notice to the Licensee of such failure (unless such payment is disputed by Licensee in good faith, in which event the time to cure a failure to make payment shall begin after the rendition of an unappealable final judgment by an arbitration panel or court of competent jurisdiction), (ii) Licensee makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be voluntarily or involuntarily bankrupt, (iii) the representations of Licensee herein are not true and correct in any material respect, or (iv) there shall be a substantial breach by Licensee of any other material provision of this agreement which breach shall not have been cured within ninety (90) days after Licensor shall have given Licensee notice of the same;

(b) By Licensee, in the event that (i) Licensor makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be voluntarily or involuntarily bankrupt, (ii) the representations of Licensor herein are not true and correct in any material respect, or (iii) there shall be a substantial breach by Licensor of any other material provision of this Agreement, which breach shall not have been cured within ninety (90) days after Licensee shall have given Licensor notice of the same; and

(c) The expiration of five (5) years as measured from the Effective Date of this Agreement; However, Licensee shall have the right to extend the terms of this Agreement for an additional five (5) years provided that, at the expiration of the initial Term, the Licensee is not in breach of this Agreement which breach shall not have been cured during the Post Termination Period.

(d) For the purpose of subparagraphs (a), (b) and (c) of this paragraph 10.1, a breach of this Agreement shall be deemed to be cured if the course of conduct or omission comprising or causing such breach is timely brought to an end whether or not the effects of such prior conduct or omission continue thereafter.

10.2 The exercise by either party hereto of any of the foregoing rights of termination shall not constitute a waiver of other rights and remedies available to such terminating party, including, unless otherwise specifically provided herein, any right to damages. The failure by either party to insist upon the strict performance of any provision hereof shall not constitute a waiver by such party of its right to strict performance of such provision in the future nor shall a waiver of any right hereunder on any occasion constitute a waiver of such right on any other occasion.

10.3 During the Post-Termination Period, Licensee, its Affiliates and its Sub-licensees may continue to sell Licensed Products which were in inventory, in process, or for which written orders had been received from customers, as of the date of termination of this Agreement. Upon the conclusion of the Post-Termination Period (i) the License and all Sub-licenses shall terminate and Licensee, its Affiliates and its Sub-licensees shall be prohibited from making any further use of the Names or associated crests, symbols, logos and identifying marks, and (ii) all rights and interests in and to the Names shall belong to and be the property of Licensor, and Licensee, its Affiliates and its Sub-licensees shall have no further or continuing right or interest therein.

10.4 In the event that this Agreement is terminated after the share issuances contemplated in Section 4.3 herein, no shareholder shall be required to surrender any of the shares received pursuant to this Agreement, and such shares shall continue to be considered as validly issued and fully paid.

11. Assignment; Sub-licenses.

11.1 Licensor may assign its rights to fees under this Agreement, but such assignment shall not have the effect of releasing or discharging Licensor from its obligations hereunder unless Licensee shall expressly so agree in writing.

11.2 Licensee my assign its rights and obligations under this Agreement only (i) to a transferee of substantially all of its business or assets and upon the express assumption of all of Licensee's obligations hereunder by such transferee or to a successor to Licensee's business by way of merger, consolidation or other business combination or (ii) to an Affiliate, in which case Licensee shall remain liable hereunder.

11.3 Licensee and its Affiliates who have entered into sub-license agreements hereunder shall have the right to grant sub-licenses consistent with the uses permitted by the License to Sub-Licensees, subject to the following terms and conditions:

(a) Each sub-license shall state that the sub-license is issued pursuant to this Agreement as it shall be amended from time to time, and shall incorporate and be subject to the relevant terms and provisions of this Agreement, as it may be amended from time to time, and shall further state that to the extent the sub-license conflicts with this Agreement, the terms of this Agreement shall control;

(b) Each sub-license shall provide that it shall terminate upon the termination of this Agreement and shall give Licensee the same rights of termination with respect to the Sub-licensees which Licensor has under this Agreement with respect to Licensee;

(c) Each sub-license shall be consistent with the provisions of the License in all other respects;

(d) No sub-license shall release or discharge Licensee from any of its obligations hereunder and Licensee shall remain directly and primarily liable to Licensor under this Agreement regardless of such sub-license;

(e) Licensee shall furnish to Licensor an executed copy of each sub-license as soon as practicable after the execution thereof; and

(f) Each sub-license shall expressly provide that Licensor is a third party beneficiary of the sub-license and entitled to enforce the sub-license and protect any and all interests they may have therein under this Agreement. Licensor shall not institute any action against a Sub-Licensee to enforce a sub-license or to protect their interests without first extending to Licensee an opportunity to take such actions of its own as may be appropriate under the circumstances. The commencement of an action by Licensor against a Sub-Licensee shall not in and of itself be deemed to constitute a breach by Licensee hereunder.

Prior to executing a sub-license, Licensee shall advise Licensor of the identity of the proposed Sub-Licensee which Licensee shall reasonably believe to be economically sound and capable of performing under the Sub-Licensee agreement. Prior notice will not be required if the proposed Sub-Licensee is an affiliate of Licensee. Each Sub-licensee shall enter a sub-license pursuant to the foregoing provisions of this paragraph 11.3. Licensee shall have, and is hereby granted, the right and privilege to cause Licensor to grant a license, consistent with the uses permitted by the License, to any person (whether an individual, firm, joint venture, corporation or other entity, and whether or not affiliated with Licensee) to whom a sub-license could be granted pursuant to the provisions of this paragraph 11.3, which license will be granted by Licensor on such terms and conditions as Licensee may reasonably require provided the same are not inconsistent with the rights and obligations hereunder of, respectively, Licensor and Licensee, and provided further that Licensor approves the form of such license which approval will not be unreasonably withheld or delayed by Licensor. All references in this Agreement to Sub-licensee(s) include any such person (whether or not an Affiliate) to whom a license is granted by Licensor pursuant to the last preceding sentence.

12. Arbitration, Equitable Remedies and Damages.

12.1 Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof, except with respect to an application pursuant to paragraph 12.2 hereof, shall be settled by binding arbitration in accordance with the rules of the International Chamber of Commerce, by three arbitrators selected in accordance with such rules, and Judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. Notice of arbitration shall be sufficient if made or given in accordance with the provisions of article 15 hereof.

12.2 In the event of a breach or threatened breach of this Agreement, any party hereto shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

12.3 If the representations of Licensor contained herein are not true and correct in any material respect or if there shall be a substantial breach by Licensor of any covenant contained herein, which breach shall not have been cured within ninety (90) days after Licensee shall have given Licensor notice of the same then, and in such event, Licensee shall have the right, in addition to any and all other rights and remedies the Licensee has against Licensor by reason of the same, to set off any and all damages, costs, expenses, losses and other injuries sustained by Licensee by reason of such misrepresentation or breach against any sums payable by Licensee to Licensor under this Agreement.

13. Licensor's Right of Approval.

Licensor has been given the right of approval in this Agreement with respect to various actions and classes of actions, which may be taken or are proposed to be taken by Licensee during the term hereof. If Licensor fails to exercise such right within thirty (30) days (by informing Licensee whether Licensor grants or withholds its said approval) Licensor shall be deemed to have given its approval to Licensee with respect to the Letter as to which its approval was sought.

14. Further Assurances.

Each of the parties hereto forthwith upon request from the other shall execute and deliver such documents and take such action as may be reasonably requested in order fully to carry out the intent and accomplish the purposes of this Agreement.

15. Notices.

All notices, approvals or other communications required under or contemplated by this Agreement shall be in writing and shall be deemed given when delivered in person or fifteen (15) days after sent, postage prepaid, by registered mail, as follows:

(a)	If to Licensee, addressed as follows: Jiu Feng Investment Hong Kong Ltd , Inc. 2293 Hongqiao Road Shanghai China 200336 Attention: President

with a copy to:

Andrew J Befumo, Esq. Befumo & Schaeffer, PLLC 1629 K Street, NW Washington, DC 20006

(b)	If to Licensor, addressed as follows: BioMark Technologies (Asia) Limited. 397 Hennessey Road, Suite 1002, Wanchai Hong Kong

Any party to this Agreement may change the address to which notices or other communications are to be sent to it hereunder by notice similarly given.

16. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

17. Governing Law.

This Agreement shall be construed and governed in accordance with the internal laws of the State of Nevada, USA without regard to choice of law provisions.

18. Entire Agreement

This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or terminated orally. No modification or waiver of any provisions hereof shall be valid unless signed by the party to be charged therewith.

19. Severability.

The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

20. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. An electronic copy of this Agreement shall be considered an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized person as of the 30th day of September, 2013:

JIU FENG INVESTMENT HONG KONG LTD.

By:	/s/ Robert Ireland
Robert Ireland
Secretary

BIOMARK TECHNOLOGIES (ASIA) LIMITED.

By:	/s/ Yan Li
Yan Li
President

EXHIBIT A to License Agreement, dated September ____ 2013, between Jiu Feng Investment Hong Kong Ltd.,; and BioMark Technologies (Asia) Limited:

Product List

Name	Year	Description
VSD 1	2011	Negative pressure drainage special bolster
VSD 2	2011	Negative pressure drainage special bolster
VSD 3	2011	Medical Operation Film
VSD 4	2011	Medical Operation Film
VSD 5	2011	Negative pressure drainage device
VSD 6	2011	Negative pressure drainage device
Bone induction Artificial bone A1	2009	Bone induction to tissue regeneration membrane
Artificial bone A1	2009	Artificial bone to tissue regeneration membrane
Bone induction Artificial bone A2	2009	Bone induction to albumin layer
Artificial bone A2	2009	Artificial bone to collagen layer
Bone induction Artificial bone A3	2010	Bone induction to regeneration microporous membrane
Artificial bone A3	2010	Artificial bone to regeneration microporous membrane
Bone induction Artificial bone A4	2010	Bone induction to microporous albumin layer
Artificial bone A4	2010	Artificial bone to microporous albumin layer
Xishu Qing	2011	Gynecological antibacterial care dressing
Microcyn Skin and Wound Hydrogel	2012	Gel dressing
Incision protection sleeve	2011	Incision protection sleeve
Kangfu Shengyuan	2012	Collagen antimicrobial dressing

VSD: Vacuum Sealing Drainage Dressing